Exhibit 99.1
Monolithic Power Systems
Q2'26 Earnings Commentary

The highest quality power solutions for
Industrial Applications, Telecom Infrastructures,
Cloud Computing, Automotive, and Consumer Applications

Monolithic Power Systems Reports Second Quarter Results on July 30, 2026

Monolithic Power Systems, Inc. (“MPS”) reported its results after market close on July 30, 2026 and will host a question-and-answer webinar at 2:00 p.m. PT / 5:00 p.m. ET. The webinar can be accessed from the Investor Relations section of the MPS website at www.monolithicpower.com.

Q2 2026 Financial Summary	(Unaudited)

GAAP

	Q2'26	Q1'26	Q2'25	QoQ Change	YoY Change
Revenue ($M)	$ 980.6	$ 804.2	$ 664.6	21.9%	47.6%
Gross Margin	55.2%	55.3%	55.1%	(0.1) pts	0.1 pts
Opex ($M)	$ 237.2	$ 203.9	$ 201.3	16.3%	17.8%
Operating Margin	31.0%	30.0%	24.8%	1.0 pts	6.2 pts
Net income ($M)	$ 257.3	$ 193.2	$ 135.0	33.2%	90.6%
Diluted EPS	$ 5.22	$ 3.92	$ 2.81	33.2%	85.8%

Non-GAAP

	Q2'26	Q1'26	Q2'25	QoQ Change	YoY Change
Revenue ($M)	$ 980.6	$ 804.2	$ 664.6	21.9%	47.6%
Gross Margin	55.6%	55.5%	55.5%	0.1 pts	0.1 pts
Opex ($M)	$ 177.6	$ 158.3	$ 137.6	12.1%	29.1%
Operating Margin	37.5%	35.8%	34.8%	1.7 pts	2.7 pts
Net income ($M)	$ 320.1	$ 251.3	$ 202.2	27.4%	58.3%
Diluted EPS	$ 6.50	$ 5.10	$ 4.21	27.5%	54.4%
Tax Rate	15.0%	15.0%	15.0%	Flat	Flat

Revenue by End Market

	Revenue			% Change		% of Revenue
End Market ($M)	Q2'26	Q1'26	Q2'25	QoQ	YoY	Q2'26	Q1'26
Enterprise Data	$ 380.6	$ 262.8	$ 144.0	44.8%	164.3%	38.8%	32.7%
Storage & Computing	199.8	174.4	195.3	14.6%	2.3%	20.4	21.7
Automotive	157.1	152.4	145.1	3.1%	8.2%	16.0	18.9
Communications	131.5	111.5	73.8	18.0%	78.3%	13.4	13.9
Consumer	56.8	54.5	59.7	4.2%	(4.8%)	5.8	6.8
Industrial	54.8	48.6	46.7	12.7%	17.3%	5.6	6.0
Total	$ 980.6	$ 804.2	$ 664.6	21.9%	47.6%	100%	100%

Ongoing Business Conditions
In the second quarter of 2026, MPS achieved record quarterly revenue of $980.6 million, 21.9% higher than the first quarter of 2026 and 47.6% higher than revenue in the second quarter of 2025.
Our quarterly performance was the result of our continued innovation, our consistent execution and the resilience of our diversified market and supply chain strategy.
Q2 2026 highlights include:
•All end markets grew sequentially with Enterprise Data growing 45% as we continued to see strong, broad-based ordering patterns.

•We extended our capacity goal significantly beyond $6B to support future revenue growth and our transformation into a full solution provider.

•We received initial orders for high-speed DDR5 memory components which we expect to grow our SAM into next year.

•We began sampling High Voltage AC to DC products for 800V data center architectures as we expand beyond our current AI and server core power solutions.

•In our Automotive market, so far this year, we have shipped products for over 1500 new sockets as we increase our footprint in both ADAS and other applications within the vehicle.

We continue to adjust to the fluid geopolitical and macro-economic environment, but our diversified market strategy remains unchanged:
•MPS focuses on innovation and solving our customers’ most challenging problems.
•We consistently invest in new technologies that open new end markets and applications.
•We continuously expand and diversify our global supply chain allowing us to capture future growth opportunities, maintain supply stability, and rapidly adapt to market changes as they occur.
“Our results demonstrate the strength of our diversified model and our continued success in transforming from a chip-only, semiconductor supplier to a full service solutions provider,” said Michael Hsing, CEO and founder of MPS.
Q2 2026 Revenue Results

MPS reported second quarter revenue of $980.6 million, 21.9% higher than the first quarter of 2026 and 47.6% higher than revenue in the second quarter of 2025. Compared with the first quarter of 2026, sales improved sequentially across all end markets.

In our Enterprise Data market, second quarter 2026 revenue of $380.6 million increased 44.8% from the first quarter of 2026. The sequential increase was driven by higher sales of our power management solutions for AI and server applications. Second quarter 2026 Enterprise Data revenue was up 164.3% year over year. Enterprise Data revenue represented 38.8% of our total second quarter 2026 revenue compared with 32.7% in the first quarter of 2026.
Second quarter 2026 Communications revenue of $131.5 million was up 18.0% from the first quarter of 2026 primarily as a result of higher sales of power solutions for optical modules and switches. Second quarter 2026 Communications revenue was up 78.3% year over year. Communications sales represented 13.4% of our total second quarter 2026 revenue compared with 13.9% the first quarter of 2026.
Second quarter 2026 Storage and Computing revenue of $199.8 million increased 14.6% from the first quarter of 2026 on higher sales for memory and storage power management solutions. Second quarter 2026 Storage and Computing revenue was up 2.3% year over year. Storage and Computing revenue represented 20.4% of MPS’s second quarter 2026 revenue compared with 21.7% in the first quarter of 2026.
Second quarter 2026 Industrial revenue of $54.8 million increased 12.7% from the first quarter of 2026. Second quarter 2026 Industrial revenue was up 17.3% year over year. Industrial revenue represented 5.6% of our total second quarter 2026 revenue compared with 6.0% in the first quarter of 2026.
Second quarter 2026 Consumer revenue of $56.8 million increased 4.2% from the first quarter of 2026. Second quarter 2026 Consumer revenue was down 4.8% year over year. Consumer revenue represented 5.8% of our total second quarter 2026 revenue compared with 6.8% in the first quarter of 2026.
Second quarter Automotive revenue of $157.1 million increased 3.1% from the first quarter of 2026 primarily from higher sales of Infotainment and ADAS power solutions. Second quarter 2026 Automotive revenue was up 8.2% year over year. Automotive revenue represented 16.0% of our second quarter 2026 revenue compared with 18.9% in the first quarter of 2026.
Q2 2026 Gross Margin & Operating Income
GAAP gross margin was 55.2%, 0.1 percentage points lower than the first quarter of 2026. Our GAAP operating income was $303.9 million compared to $241.2 million reported in the first quarter of 2026.
Non-GAAP gross margin for the second quarter of 2026 was 55.6%, 0.1 percentage points higher than the first quarter of 2026. Our non-GAAP operating income was $367.7 million compared to $288.0 million reported in the first quarter of 2026.
Q2 2026 Operating Expenses
GAAP operating expenses were $237.2 million in the second quarter of 2026 compared with $203.9 million in the first quarter of 2026. Non-GAAP operating expenses were $177.6 million, up from $158.3 million in the first quarter of 2026.

The differences between non-GAAP operating expenses and GAAP operating expenses for the quarters discussed here are primarily stock-based compensation and related expenses and deferred compensation plan expense.
Total stock-based compensation and related expenses, including approximately $1.8 million charged to cost of goods sold, was $53.5 million in the second quarter of 2026 compared with $48.5 million in the first quarter of 2026.
The Bottom Line
Second quarter 2026 GAAP net income was $257.3 million or $5.22 per fully diluted share, compared with $193.2 million or $3.92 per fully diluted share in the first quarter of 2026.
Second quarter 2026 non-GAAP net income was $320.1 million or $6.50 per fully diluted share, compared with $251.3 million or $5.10 per fully diluted share in the first quarter of 2026.
Second quarter 2026 non-GAAP tax rate of 15% was flat to the first quarter of 2026.
There were 49.3 million fully diluted shares outstanding at the end of the second quarter of 2026.
Balance Sheet and Cash Flow
Cash, cash equivalents and short-term investments were $1,413.8 million at the end of the second quarter of 2026 compared to $1,367.1 million at the end of the first quarter of 2026. For the second quarter of 2026, MPS generated operating cash flow of $227.9 million compared with first quarter of 2026 operating cash flow of $250.3 million.
Accounts receivable at the end of the second quarter of 2026 were $343.6 million, representing 32 days of sales outstanding, which was 2 days lower than the 34 days reported at the end of the first quarter of 2026.
Our internal inventories at the end of the second quarter of 2026 were $675.8 million, up from $619.2 million at the end of the first quarter of 2026. Days of inventory of 140 days at the end of the second quarter of 2026 was 17 days lower than at the end of the first quarter of 2026.
Comparing current inventory levels using next quarter’s projected revenue, days of inventory at the end of the second quarter of 121 days was 7 days lower than at the end of the first quarter of 2026.

Selected Balance Sheet and Inventory Data			(Unaudited)

	Q2'26	Q1'26	Q2'25
Cash, Cash Equivalents, and Short-Term Investments	$ 1,413.8 M	$ 1,367.1 M	$ 1,146.1 M
Operating Cash Flow	$ 227.9 M	$ 250.3 M	$ 237.6 M
Accounts Receivable	$ 343.6 M	$ 302.1 M	$ 194.8 M
Days of Sales Outstanding	32 Days	34 Days	27 Days
Internal Inventories	$ 675.8 M	$ 619.2 M	$ 490.6 M
Days of Inventory (current quarter revenue)	140 Days	157 Days	150 Days
Days of Inventory (next quarter revenue)	121 Days	128 Days	135 Days
Q3 2026 Business Outlook
For the third quarter of 2026 ending September 30, we are forecasting:

•Revenue in the range of $1,140 million to $1,160 million.
•GAAP gross margin in the range of 55.2% to 55.8%.
•Non-GAAP gross margin in the range of 55.4% to 56.0%, which excludes the impact from stock-based compensation and related expenses as well as the impact from amortization of acquisition-related intangible assets.
•Total stock-based compensation and related expenses in the range of $53.2 million to $55.2 million including approximately $1.7 million that would be charged to cost of goods sold.
•GAAP operating expenses between $252.7 million and $258.7 million.
•Non-GAAP operating expenses in the range of $201.2 million to $205.2 million. This estimate excludes stock-based compensation and related expenses in the range of $51.5 million to $53.5 million.
•Interest and other income in the range from $7.8 million to $8.2 million before foreign exchange gains or losses.
•Non-GAAP tax rate of 15% for 2026.
•Fully diluted shares outstanding in the range of 49.1 to 49.5 million shares.
In addition, our Board of Directors has authorized an additional $500 million for stock repurchases bringing our total current authorization to $1 billion.

For further information, contact:

Tony Balow
Vice President, Finance
Monolithic Power Systems, Inc.
MPSInvestor.Relations@monolithicpower.com

Safe Harbor Statement

This earnings commentary contains, and statements that will be made during the accompanying webinar will contain, forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that should not be unduly relied upon, including under the “Q3 2026 Business Outlook” section herein, our statement regarding our business focus, our statement regarding our capacity growth goal, our statement regarding our expected shipments for the Automotive end market, our statement regarding our expected expansion of our SAM for high-speed DDR5 memory components, our statement regarding the expansion and diversification of our supply chain to allow us to capture future growth opportunities, maintain supply stability and swiftly adapt to market changes as they occur, and our statement regarding the major customer sampling of our first high speed interface products for DDR5, including, among other things, (i) projected revenue, GAAP and non-GAAP gross margin, GAAP and non-GAAP operating expenses, stock-based compensation and related expenses, amortization of acquisition-related intangible assets, other income before foreign exchange gains or losses, and fully diluted shares outstanding, (ii) our outlook for the third quarter of fiscal year 2026 and the near-term, medium-term and long-term prospects of MPS, including our ability to adapt to changing market conditions, performance against our business plan, our ability to grow despite the various challenges facing our business, our industry and the global economic environment, potential new business segments, our continued investment in research and development (“R&D”), expected revenue growth, customers’ acceptance of our new product offerings, the prospects of our new product development, our expectations regarding market and industry trends and prospects, and our goal to expand our capacity and the impact it may have on our business, (iii) our ability to penetrate new markets and expand our market share, (iv) our ability to reduce our expenses, and (vi) statements regarding the assumptions underlying or relating to any statement described above. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this earnings commentary and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ include, but are not limited to, continued uncertainties in the global economy, including due to current and potential global conflicts, global tariffs, export controls and retaliatory measures and announcements regarding same, inflation, consumer sentiment and other factors; adverse events arising from orders or regulations of governmental entities, including such orders or regulations that impact our customers or suppliers, and adoption of new or amended accounting standards; adverse changes in laws and government regulations such as tariffs on imports of foreign goods, export regulations and export classifications, and tax laws or the interpretation of same, including in foreign countries where MPS has offices or operations; the effect of export controls, trade and economic sanctions regulations and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets, particularly in China; our ability to obtain governmental licenses and approvals for international trading activities or technology transfers, including export licenses; acceptance of, or demand for, our products, in particular the new products launched recently, being different than expected; our ability to increase market share in our targeted markets; difficulty in predicting or budgeting for future customer demand and channel inventories, expenses and financial contingencies (including as a result of any impact from current and potential global conflicts); our ability to efficiently and effectively develop new products and receive a return on our R&D expense investment; our ability to attract new customers and retain existing customers; our ability to meet customer demand for our products due to constraints on our third-party suppliers’ ability to manufacture sufficient quantities of our products or otherwise; our ability to expand manufacturing capacity to support future growth; adverse changes in production and testing efficiency of our products; any political, cultural, military, regulatory, economic, foreign exchange and operational changes in China, where a significant portion of our manufacturing capacity comes from; any market disruptions or interruptions in our schedule of new product development releases; our ability to manage our inventory levels; adequate supply of our products from our third-party manufacturing partners; adverse changes or developments in the semiconductor industry generally, which is cyclical in nature, and our ability to adjust our operations to address such changes or developments; the ongoing consolidation of companies in the semiconductor industry; competition generally and the increasingly competitive nature of our industry; our ability to realize the anticipated benefits of companies and products that MPS acquires, and our ability to effectively and efficiently integrate these acquired companies and products into our operations; the risks, uncertainties and costs of litigation in which MPS is involved; the outcome of any upcoming trials, hearings, motions and appeals; the adverse impact on our financial performance if its tax and litigation provisions are inadequate; our ability to effectively manage our growth and attract and retain qualified personnel; the effect of epidemics and pandemics on the global economy and on our business; the risks associated with the financial market, economy, global tariffs, export controls and retaliatory measures and announcements regarding same, and geopolitical uncertainties, including current and potential global conflicts; the Company’s ability to timely and adequately remediate its material weakness; and other important risk factors identified under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission (“SEC”) filings, including, but not limited to, our Annual Report on Form 10-K filed with the SEC on February 27, 2026. MPS assumes no obligation to update the information in this earnings commentary or in the accompanying webinar.
Non-GAAP Financial Measures
This earnings commentary contains references to certain non-GAAP financial measures. Non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income, net, and non-GAAP income before income taxes differ from net income, net income per share, gross margin, operating expenses, operating income, other income, net, and income before income taxes determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Non-GAAP net income and non-GAAP net income per share exclude the effect of stock-based compensation and related expenses, which include stock-based compensation expense and employer payroll taxes in relation to the stock-based compensation, amortization of acquisition-related intangible assets, net deferred compensation plan expense, and related tax effects. Non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating income excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP other income, net excludes the effect of deferred compensation plan income. Non-GAAP income before income taxes excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and net deferred compensation plan expense. Projected non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, and amortization of acquisition-related intangible assets. Projected non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating decisions. MPS believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors’ understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS. See the GAAP to Non-GAAP reconciliations in the tables set forth below.
About Monolithic Power Systems
MPS is a fabless global company that provides high-performance, semiconductor-based power electronics solutions. MPS’s mission is to reduce energy and material consumption to improve all aspects of quality of life and create a sustainable future. Founded in 1997 by our CEO Michael Hsing, MPS has three core strengths: deep system-level knowledge, strong semiconductor design expertise, and innovative proprietary technologies in the areas of semiconductor processes, system integration, and packaging. These combined advantages enable MPS to deliver reliable, compact, and monolithic solutions that are highly energy-efficient, cost-effective, and environmentally responsible while providing a consistent return on investment to our stockholders. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.
Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Monolithic Power Systems, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except par value)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,005,587	$1,099,302
Short-term investments	408,174	157,243
Accounts receivable, net	343,620	255,626
Inventories	675,849	564,649
Other current assets	44,156	106,982
Total current assets	2,477,386	2,183,802
Property and equipment, net	774,549	627,689
Acquisition-related intangible assets, net	8,216	8,790
Goodwill	25,944	25,944
Deferred tax assets, net	1,182,833	1,182,883
Other long-term assets	217,279	165,091
Total assets	$4,686,207	$4,194,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$182,224	$138,272
Accrued compensation and related benefits	93,635	85,963
Other accrued liabilities	222,075	145,130
Total current liabilities	497,934	369,365
Income tax liabilities	75,022	75,022
Deferred tax liabilities	90,316	90,480
Other long-term liabilities	127,511	127,835
Total liabilities	790,783	662,702
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital: $0.001 par value; shares authorized: 150,000; shares issued and outstanding: 49,142 and 48,709, respectively	1,033,062	936,998
Retained earnings	2,861,853	2,609,651
Accumulated other comprehensive income (loss)	509	(15,152)
Total stockholders’ equity	3,895,424	3,531,497
Total liabilities and stockholders’ equity	$4,686,207	$4,194,199

Monolithic Power Systems, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$980,642	$664,574	$1,784,827	$1,302,128
Cost of revenue	439,572	298,558	798,692	582,882
Gross profit	541,070	366,016	986,135	719,246
Operating expenses:
Research and development	118,618	96,266	219,184	188,493
Selling, general and administrative	118,558	104,992	221,905	197,236
Total operating expenses	237,176	201,258	441,089	385,729
Operating income	303,894	164,758	545,046	333,517
Other income, net	17,835	12,220	23,865	17,351
Income before income taxes	321,729	176,978	568,911	350,868
Income tax expense	64,431	41,969	118,387	80,807
Net income	$257,298	$135,009	$450,524	$270,061

Net income per share:
Basic	$5.24	$2.82	$9.17	$5.64
Diluted	$5.22	$2.81	$9.15	$5.62
Weighted-average shares outstanding:
Basic	49,138	47,887	49,118	47,869
Diluted	49,260	48,019	49,251	48,012

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$257,298	$135,009	$450,524	$270,061

Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation and related expenses	53,549	60,280	102,087	114,091
Amortization of acquisition-related intangible assets	320	320	640	640
Deferred compensation plan expense, net	963	281	585	275
Tax effect	7,948	6,290	17,554	10,926
Non-GAAP net income	$320,078	$202,180	$571,390	$395,993

Non-GAAP net income per share:
Basic	$6.51	$4.22	$11.63	$8.27
Diluted	$6.50	$4.21	$11.60	$8.25

Shares used in the calculation of non-GAAP net income per share:
Basic	49,138	47,887	49,118	47,869
Diluted	49,260	48,019	49,251	48,012

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Gross profit	$541,070	$366,016	$986,135	$719,246
Gross margin	55.2%	55.1%	55.3%	55.2%

Adjustments to reconcile gross profit to non-GAAP gross profit:
Stock-based compensation and related expenses	1,767	1,915	3,449	3,621
Amortization of acquisition-related intangible assets	287	287	574	574
Deferred compensation plan expense	2,113	605	1,470	442
Non-GAAP gross profit	$545,237	$368,823	$991,628	$723,883
Non-GAAP gross margin	55.6%	55.5%	55.6%	55.6%
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total operating expenses	$237,176	$201,258	$441,089	$385,729

Adjustments to reconcile total operating expenses to non-GAAP total operating expenses:
Stock-based compensation and related expenses	(51,782)	(58,365)	(98,638)	(110,470)
Amortization of acquisition-related intangible assets	(33)	(33)	(66)	(66)
Deferred compensation plan expense	(7,781)	(5,256)	(6,458)	(4,063)
Non-GAAP operating expenses	$177,580	$137,604	$335,927	$271,130

RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total operating income	$303,894	$164,758	$545,046	$333,517

Adjustments to reconcile total operating income to non-GAAP total operating income:
Stock-based compensation and related expenses	53,549	60,280	102,087	114,091
Amortization of acquisition-related intangible assets	320	320	640	640
Deferred compensation plan expense	9,894	5,861	7,928	4,505
Non-GAAP operating income	$367,657	$231,219	$655,701	$452,753
RECONCILIATION OF OTHER INCOME, NET, TO NON-GAAP OTHER INCOME, NET
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total other income, net	$17,835	$12,220	$23,865	$17,351

Adjustments to reconcile other income, net to non-GAAP other income, net:
Deferred compensation plan income	(8,931)	(5,580)	(7,343)	(4,230)
Non-GAAP other income, net	$8,904	$6,640	$16,522	$13,121
RECONCILIATION OF INCOME BEFORE INCOME TAXES TO NON-GAAP INCOME BEFORE INCOME TAXES
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total income before income taxes	$321,729	$176,978	$568,911	$350,868

Adjustments to reconcile income before income taxes to non-GAAP income before income taxes:
Stock-based compensation and related expenses	53,549	60,280	102,087	114,091
Amortization of acquisition-related intangible assets	320	320	640	640
Deferred compensation plan expense, net	963	281	585	275
Non-GAAP income before income taxes	$376,561	$237,859	$672,223	$465,874

2026 THIRD QUARTER OUTLOOK
RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited)

	Three Months Ending
	September 30, 2026
	Low	High
Gross margin	55.2%	55.8%
Adjustment to reconcile gross margin to non-GAAP gross margin:
Stock-based compensation and other expenses	0.2	0.2
Non-GAAP gross margin	55.4%	56.0%
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Three Months Ending
	September 30, 2026
	Low	High
Operating expenses	$252,700	$258,700
Adjustments to reconcile operating expenses to non-GAAP operating expenses:
Stock-based compensation and other expenses	(51,500)	(53,500)
Non-GAAP operating expenses	$201,200	$205,200